Item 77 (Q3)

AMENDMENT AGREEMENT

AMENDMENT AGREEMENT (“Amendment”) dated as of July 26, 2013 to the U.S. PB Agreement dated March 29, 2012 between BNP Paribas Prime Brokerage, Inc. (“BNPP PB, Inc.”) and Global Income Fund, Inc. (“Customer”), (the “USPBA”) and the Committed Facility Agreement dated March 29, 2012 between BNPP PB, Inc. and Customer (the “CFA” and together with the USPBA, the “Agreements”).

WHEREAS, the parties hereto desire to amend the Agreements as provided herein.

NOW THEREFORE, in consideration of the mutual agreements provided herein, the parties agree to amend the Agreements as follows:

1.	Amendment to Representations and Warranties of Customer
A new Section 5(j) of the USPBA is hereby inserted as follows:

“Subsidiary.                      Any subsidiary of Customer (a “Customer Subsidiary”) is a wholly owned subsidiary of Customer.”

2.	Amendment to Section 13

A new Section 13(c)(ix) of the CFA is hereby inserted as follows:

“(ix) Any of the existing or future Customer Subsidiaries becomes less than 100% owned by Customer.”

Section 13(d)(viii) of the CFA is hereby deleted in its entirety and replaced with:

“Customer enters into any additional indebtedness with a party other than a BNPP Entity or its affiliates beyond the financing provided hereunder through the 40 Act Financing Agreements, including without limitation any further borrowings constituting ‘senior securities’ (as defined for purposes of Section 18 of the 1940 Act) or any promissory note or other evidence of indebtedness, whether with a bank or any other person; provided, however, that indebtedness of Customer with respect to any Customer Subsidiary and its activities relating to mortgaging its self storage facility assets shall be permissible additional indebtedness;”

A new Section 13(d)(xi) of the CFA is hereby inserted as follows:

“(xi) The asset coverage for all borrowings constituting ‘senior securities’ as calculated in accordance with the 1940 Act is not at least 300%;”

3.	Representations

Each party represents to the other party that all representations contained in the Agreements are true and accurate as of the date of this Amendment and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment.

4.	Miscellaneous

(a)	Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings specified for such terms in the relevant Agreement.

(b)
Entire Agreement. This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings (except as otherwise provided herein) with respect thereto.

(c)	Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

(d)	Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

(e)	Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

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IN WITNESS WHEREOF the parties have executed this Amendment with effect from the first date specified on the first page of this Amendment.

BNP PARIBAS PRIME BROKERAGE, INC. /s/ Jeffrey Lowe Name: Jeffrey Lowe Title: Managing Director /s/ M. Andrews Yeo Name: M. Andrews Yeo Title: Chief Executive Officer	GLOBAL INCOME FUND, INC. /s/ John F. Ramirez Name: John F. Ramirez Title: Vice President